PRICING SUPPLEMENT Issued January 23, 2017

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205129

Supplementing the Preliminary Prospectus
Supplement dated January 23, 2017 and the Base
Prospectus dated June 22, 2015

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$600,000,000 3.500% Senior Notes due 2022
Guaranteed by AerCap Holdings N.V.

Pricing Supplement dated January 23, 2017 to the Preliminary Prospectus Supplement dated January 23, 2017 (the “Preliminary Prospectus Supplement”), and related Base Prospectus, dated June 22, 2015 (the “Base Prospectus”, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This summary pricing supplement (the “Pricing Supplement”) relates only to the securities described below and should only be read together with the Prospectus.  This Pricing Supplement is qualified in its entirety by reference to the Prospectus.  The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

Notes Offered:	3.500% Senior Notes due 2022 (the “Notes”)

Underwriters:

Joint Book-Running Managers: Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC

Co-Managers: BNP Paribas Securities Corp., Commonwealth Bank of Australia, Fifth Third Securities, Inc., SunTrust Robinson Humphrey, Inc.

Trade Date:	January 23, 2017

Settlement Date:	January 26, 2017 (T+3)

Ratings:	Ba1 / BBB- / BBB- (Moody’s / S&P / Fitch) *

Distribution:	SEC Registered (Registration No. 333-205129)

Maturity:	May 26, 2022

Coupon:	3.500%

Issue Price:	99.676% plus accrued interest, if any, from January 26, 2017

Benchmark Treasury:	UST 2.000% due December 31, 2021

Benchmark Treasury Price:	100-19¾

Benchmark Treasury Yield:	1.868%

Spread to Benchmark Treasury:	+ 170 basis points

Yield:	3.568%

Principal Amount:	$600,000,000

Interest Payment Dates:	May 26 and November 26, beginning on May 26, 2017 (short first interest period)

Optional Redemption:	Following issuance and prior to April 26, 2022, make-whole call @ T+30 bps. At any time on or after April 26, 2022, par call.

CUSIP / ISIN:	00774M AA3 / US00774MAA36

Denominations:	$150,000 and integral multiples of $1,000 above that.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM CITIGROUP GLOBAL MARKETS INC. AT C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, BY

*  These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

EMAILING PROSPECTUS@CITI.COM OR BY CALLING TOLL-FREE AT 1-800-831-9146; GOLDMAN, SACHS & CO., PROSPECTUS DEPARTMENT, AT 200 WEST STREET, NEW YORK, NY 10282, BY EMAILING PROSPECTUS-NY@NY.EMAIL.GS.COM, OR BY CALLING TOLL-FREE AT 1-866-471-2526; J.P. MORGAN SECURITIES LLC AT 383 MADISON AVE, NEW YORK, NY, BY CALLING TOLL-FREE AT 212-834 4533; AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BY EMAILING DG.PROSPECTUS_REQUESTS@BAML.COM OR BY CALLING TOLL-FREE AT 1-800-294-1322.

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